EXHIBIT 10.28
HCC INSURANCE HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

HCC INSURANCE HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

HCC INSURANCE HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
PREAMBLE
          WHEREAS, the Company desires to establish an elective nonqualified deferred compensation plan for the benefit of non-employee directors of the Company; and
          WHEREAS, the Company intends that Plan Participants and Beneficiaries shall have the status of unsecured general creditors of the Company with respect to the Plan and that the Plan shall be exempt from the requirements of ERISA because participation is limited to individuals who are not employees of the Company or its Affiliates;
          NOW, THEREFORE, the Company hereby establishes the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors, effective as of the Effective Date.
ARTICLE 1
DEFINITIONS
          1.1     “Account(s)” shall mean the record maintained by the Committee showing the monetary value of the individual interest(s) in the Plan of a Participant. The term “Account” shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of the Participant. A separate Account shall be maintained for each separate Deferral Election made by a Participant (except that the Committee may aggregate a Participant’s Accounts that have both the same time of payment election under Section 5.1 and the same Optional Form election under Section 5.2).
          1.2     “Affiliate” shall mean a member of the controlled group of corporations (as defined in section 1563 of the Code) of which the Company is a member. For purposes of Section 1.27, such term shall mean all persons with whom the Company would be considered a single employer under Code section 414(b) and/or under Code section 414(c), as modified by the first sentence of Treasury regulation section 1.409A-1(h)(3).
          1.3     “Beneficiary” shall mean the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries, if applicable) designated by the Participant to receive death benefits, if any, hereunder.
          1.4     “Board” shall mean the Board of Directors of the Company, as constituted from time to time.
          1.5     “Cash Compensation” shall mean the cash director’s fees and other cash remuneration that would otherwise be payable to a Non-Employee Director for service in that capacity if not deferred pursuant to Article 3.
          1.6     “Change of Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 409A(a)(2)(A)(v) and as further specified below. In determining stock ownership for purposes of this Section, the ownership attribution rules of Treasury regulation section 1.409A-3(i)(5)(iii) shall apply, and the term “more than one person acting as a group” shall have the meaning specified by applicable provisions of Treasury regulation section 1.409A-3(i)(5).
          (a)     A change in the ownership of the Company shall be considered to occur on the date that any one person, or more than one person acting as a group (other than a person or group which already owns more than 50% of the total fair market value or total voting power of the stock of the Company or which is already considered to effectively control the Company as defined in subsection (b) below) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.
          (b)     A change in the effective control of the Company shall be considered to occur on either of the following dates:

          (i)     The date any one person or more than one person acting as a group (other than a person or group which is already considered to effectively control the Company) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.
          (ii)     The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, provided that this subsection (b)(ii) applies only if no other corporation is a majority shareholder of the Company.
Notwithstanding the foregoing, if a person or more than one person acting as a group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company within the meaning of this subsection (b).
          (c)     A change in the ownership of a substantial portion of the Company’s assets shall be considered to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a change in the ownership of a substantial portion of the Company’s assets shall not be considered to occurs if assets are transferred to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in Treasury regulation section 1.409A-3(i)(5)(vii)(B).
          1.7     “Claimant” shall mean a Participant or Inactive Participant or a Beneficiary of a deceased Participant or Inactive Participant.
          1.8     “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
          1.9     “Committee” shall mean the Compensation Committee of the Board or, if none, the Board. An individual who ceases to be a member of such Compensation Committee (or Board, if applicable) shall automatically cease to be a member of the Committee hereunder, and an individual who becomes a member of such Compensation Committee (or Board, if applicable) shall automatically become a member of the Committee hereunder.
          1.10     “Company” shall mean HCC Insurance Holdings, Inc., a Delaware corporation, or its successor.
          1.11     “Company Stock” shall mean shares of common stock of the Company (or any successor security).
          1.12     “Contribution” shall mean a bookkeeping entry which reflects the accruals to the Participant’s Account, if any, as provided in 3.5 hereof.
          1.13     “Deferral Election” shall mean a written instrument in a form acceptable to the Committee that is executed by the Participant and delivered to the Committee specifying the Participant’s instructions regarding the matters addressed by Article 3 and Sections 5.1 and 5.2.
          1.14     “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Participant shall be considered to have a Disability for purposes of the Plan if he is determined to be totally disabled by the United States Social Security Administration.
          1.15     “Effective Date” shall mean May 9, 2007.
          1.16     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

          1.17     “HCC Stock Rate” for a Valuation Date shall mean the one-month total return, dividend reinvested, for Company Stock for the month containing such Valuation Date, as determined in the sole discretion of the Committee; provided that if Company Stock ceases to be publicly traded prior to a Valuation Date, the HCC Stock Rate shall be equal to the S&P Rate for such Valuation Date.
          1.18     “Inactive Participant” shall mean a Participant who has ceased to be a Non-Employee Director (due to a Separation from Service or any other reason) but who has not received a complete distribution of all amounts credited to his Account.
          1.19     “Investment Election” shall mean a written instrument in a form acceptable to the Committee that is executed by the Participant and delivered to the Committee specifying the Participant’s instructions regarding the matters addressed by Section 4.3(b).
          1.20     “Non-Employee Director” shall mean an individual who is a member of the Board, who is not also an employee of the Company or any Affiliate, and whose taxable year is the Plan Year.
          1.21     “Optional Form” shall mean an optional form of payment that may be elected by a Participant as part of a Deferral Election in accordance with Section 5.2.
          1.22     “Other Plans” shall mean all other plans required to be aggregated with this Plan for purposes of determining compliance with applicable requirements of Code section 409A.
          1.23     “Participant” shall mean a Non-Employee Director who is eligible to make a Deferral Election pursuant to Section 2.1.
          1.24     “Plan” shall mean this HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors, as amended from time to time.
          1.25     “Plan Year” shall mean the annual period beginning January 1 and ending December 31, both dates inclusive of each year; provided that if the taxable year of a Participant changes after the commencement of participation to a year other than the Plan Year, the Plan Year for that Participant shall be deemed to be the Participant’s taxable year.
          1.26     “Prime Rate” for a Valuation Date shall mean the latest United States prime lending rate announced by Wells Fargo Bank, N.A. (or its successor) on the business day that is coincident with or immediately precedes such Valuation Date, as adjusted to reflect monthly compounding.
          1.27     “Restricted Company Stock” shall mean Company Stock that is granted to a Participant subject to forfeiture if the Participant does not continue to provide services to the Company for a period of at least 12 months from the date of grant. Company Stock may be considered Restricted Company Stock even if the right to payment becomes nonforfeitable earlier than 12 months after the date of grant upon the death or Disability of the Participant or upon a Change of Control.
          1.28     “Separation from Service” shall mean the Participant’s “separation from service” with the Company and its Affiliates as such term is defined for purposes of Code sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i). To the extent permitted by Treasury Regulation section 1.409A-1(h)(5), the Participant may be considered to have such a separation from service even if he continues to provide services as an employee of the Company or any of its Affiliates.
          1.29     “Specified Employee” shall mean “specified employee” as defined by Code section 409A(a)(2)(B)(i), determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Committee and that applies for purposes of all deferred compensation plans of the Company and its Affiliates.
          1.30     “S&P Rate” for a Valuation Date shall mean the one-month total return, cash dividend reinvested, for the S&P 500 Index for the month containing such Valuation Date, as published by Standard & Poor’s (or any successor).
          1.31     “Stock Compensation” shall mean remuneration in the form of Company Stock that would otherwise be payable to a Non-Employee Director for service in that capacity if not deferred pursuant to Article 3.
          1.32     “Valuation Date” shall mean the last calendar day of each month during the Plan Year.

ARTICLE 2
ELIGIBILITY
          2.1     Commencement of Participation.
           (a)    An individual who becomes a Participant in accordance with this subsection (a) shall be eligible to make an initial Deferral Election under Section 3.1, subsequent annual deferral elections under Section 3.2, and special Deferral Elections under Section 3.3. Such elections may be made on or after the date on which he becomes a Participant.
          (i)     An individual who is a Non-Employee Director on the Effective Date shall become a Participant on such date.
          (ii)     An individual who becomes a Non-Employee Director after the Effective Date and who has never been a Participant shall become a Participant on the date on which he becomes a Non-Employee Director.
          (iii)     An individual who becomes a Non-Employee Director after the Effective Date, who was previously a Participant, but who is no longer a Participant or Inactive Participant due to the distribution of all amounts credited to his prior Account(s) (and who, prior to the last date of such distribution ceased to be eligible to participate in the Plan with respect to periods after such last distribution date) shall become a Participant on the date on which he again becomes a Non-Employee Director after such last distribution date.
          (iv)     An individual who becomes a Non-Employee Director after the Effective Date, who was previously a Participant, and who has been an Inactive Participant at all times during the 24-month period ending on the date on which he again becomes a Non-Employee Director shall become a Participant on such date.
          (b)     An individual who becomes a Non-Employee Director after the Effective Date, who was previously a Participant, and who is not described in Section 2.1(a)(iii) or 2.1(a)(iv) shall become a Participant on the date on which he again becomes a Non-Employee Director. Such a Participant shall be eligible to make an annual Deferral Election under Section 3.2 with respect to a subsequent Plan Year and special Deferral Elections under Section 3.3, and such elections may be made on or after the date on which he becomes a Participant. However, such a Participant shall not be eligible to make an initial Deferral Election under Section 3.1 and shall be subject to any Deferral Election previously made (if any) for the Plan Year in which he again becomes a Participant in accordance with this subsection (b).
          2.2     Termination of Participation. An individual shall cease to be a Participant on the date on which he has a Separation from Service or otherwise ceases to be a Non-Employee Director. If such a former Participant retains one or more Accounts under the Plan, he shall be an Inactive Participant. No Contributions shall be credited to such a former Participant’s Account(s) with respect to Cash Compensation and/or Stock Compensation for services after his Separation from Service or other termination as a Non-Employee Director. The Account(s) of an Inactive Participant shall continue to be adjusted for deemed investment experience in accordance with Article 4. An individual shall cease to be an Inactive Participant on the date on which no benefits are due under the Plan to or with respect to that individual.
ARTICLE 3
DEFERRAL ELECTIONS AND CONTRIBUTIONS
          3.1     Initial Deferral Election. A Participant may elect to defer all or part of the Cash Compensation and/or Stock Compensation payable with respect to services performed after the date the Participant delivers an initial Deferral Election to the Committee. The election shall be made in whole percentage increments of each payment of Cash Compensation and Stock Compensation, except that a deferral election with respect to Stock Compensation shall be rounded down to the nearest whole share of such Stock Compensation. To be effective, the initial Deferral Election must be made within 30 days after becoming a Participant pursuant to Section 2.1(a). Upon receipt by the Committee, a valid initial Deferral Election shall be irrevocable for the Plan Year in which first effective. The Committee’s acceptance of an election to defer Cash Compensation and/or Stock Compensation shall not affect the contingent nature of such compensation. An initial Deferral Election shall specify the time and form of payment under Article 5 for the amount deferred.

          3.2     Annual Deferral Election. A Participant may elect to defer all or part (or none in the case of a revocation of a prior election) of the Cash Compensation and/or Stock Compensation payable with respect to services performed in the Plan Year after the Plan Year in which the Participant delivers an annual Deferral Election to the Committee. The election shall be made in whole percentage increments of each payment of such Cash Compensation and/or Stock Compensation, except that a deferral election with respect to Stock Compensation shall be rounded down to the nearest whole share of such Stock Compensation. In the case of a revocation of a prior election, the election shall specify that no portion of such Cash Compensation and/or Stock Compensation shall be deferred. To be effective for a Plan Year, the annual Deferral Election must be made by December 31 of the immediately preceding Plan Year. A valid annual Deferral Election shall become irrevocable with respect to the Plan Year to which it applies on December 31 of the immediately preceding Plan Year. An annual Deferral Election for a Plan Year may be revoked or changed prior to becoming irrevocable for that Plan Year. The Committee’s acceptance of an election to defer Cash Compensation and/or Stock Compensation shall not affect the contingent nature of such compensation. An annual Deferral Election shall specify the time and form of payment under Article 5 for the amount deferred.
          3.3     Special Deferral Election for Restricted Company Stock. A Participant who has not made a Deferral Election under Section 3.1 or 3.2 to defer Stock Compensation with respect to services performed in a Plan Year and who is granted Restricted Company Stock during such Plan Year, may elect to defer all or part of the Stock Compensation attributable to such Restricted Company Stock within 30 days after the date of grant of the Restricted Company Stock; provided, however, that such election must also be made at least 12 months in advance of the earliest vesting date for such Restricted Company Stock. The special Deferral Election shall be made in whole percentage increments of each payment of such Stock Compensation, except that the election shall be rounded down to the nearest whole share of such Stock Compensation. A valid special Deferral Election shall become irrevocable with respect to the Restricted Company Stock to which it applies on the earlier to occur of (a) the 30th day after the date of grant of the Restricted Company Stock subject to the election and (b) the date that is 12 months in advance of the earliest vesting date for such Restricted Company Stock. A special Deferral Election may be revoked or changed prior to becoming irrevocable for the Restricted Company Stock to which it relates. The Committee’s acceptance of an election to defer Stock Compensation attributable to Restricted Company Stock shall not affect the contingent nature of such compensation. A special Deferral Election shall specify the time and form of payment under Article 5 for the amount deferred. If a special Deferral Election is made with respect to Restricted Company Stock and such stock becomes vested within 12 months after the date of grant due to the Participant’s death or Disability or a Change of Control, such election shall be given effect only if the election would have been valid under Section 3.1 or 3.2.
          3.4     Continuation of Deferral Election. A Deferral Election under Section 3.1 or 3.2 shall remain in effect for Plan Years following the Plan Year to which the election initially applies until the effective date of a new annual Deferral Election that revokes or modifies the prior election. A valid, new annual Deferral Election shall become effective on the day after the date the election becomes irrevocable. A continued Deferral Election under this Section shall become irrevocable with respect to a Plan Year on December 31 of the immediately preceding Plan Year. A special Deferral Election under Section 3.3 shall apply solely to the Restricted Company Stock to which it relates and shall not remain in effect with respect to subsequent grants of Restricted Company Stock.
          3.5     Contribution of Deferred Amounts. The deferral percentage elected by a Participant, if any, shall be applied to each payment of Cash Compensation and/or Stock Compensation to which the Participant’s Deferral Election applies. Each Valuation Date the Company shall credit the Participant’s Account relating to such Deferral Election with the amount so deferred by the Participant since the preceding Valuation Date.
ARTICLE 4
ADJUSTMENT OF ACCOUNT
          4.1     Contributions and Distributions. Contributions shall be credited to the Account of the Participant in accordance with Section 3.5. All distributions from the Account pursuant to Article 5 shall be charged against the Account as of the date of such distribution.
          4.2     Deemed Investment Return.
           (a)    The Account(s) of a Participant or Inactive Participant shall be adjusted each Valuation Date to reflect earnings (or losses) at the Prime Rate, the HCC Stock Rate, and/or the S&P Rate as applicable under Section 4.3.

          (i)     The portion of the Account(s) (if any) deemed invested at the Prime Rate shall be credited with an amount equal to the balance of such portion (if any) as of the close of the immediately preceding Valuation Date multiplied by the Prime Rate for the current Valuation Date.
          (ii)     The portion of the Account(s) (if any) deemed invested at the HCC Stock Rate shall be credited with an amount equal to the balance of such portion (if any) as of the close of the immediately preceding Valuation Date multiplied by the HCC Stock Rate for the current Valuation Date.
          (iii)     The portion of the Account(s) (if any) deemed invested at the S&P Rate shall be credited (or debited) with an amount equal to the balance of such portion (if any) as of the close of the immediately preceding Valuation Date multiplied by the S&P Rate for the current Valuation Date.
          (b)     Contributions to a Participant’s Account shall not be adjusted for deemed investment experience for periods prior to the Valuation Date on which the Contributions are credited to the Account (even if the Contribution amount is known prior to such date). No amount shall be adjusted for deemed investment experience after the Valuation Date coincident with or immediately preceding the date on which the amount is distributed from the Participant’s or Inactive Participant’s Account.
          (c)     The crediting of earnings and losses under the Plan does not mean and shall not be construed to mean that the Account(s) of a Participant or Inactive Participant are actually invested in any security, fund or other investment, and no Participant, Inactive Participant, or Beneficiary shall have any security or other interest in any security, fund or investment, even if the Company maintains actual investments that mirror or are substantially similar to liabilities under the Plan.
          4.3     Investment Election.
          (a)     The portion of a Participant’s or Inactive Participant’s Account(s) attributable to deferrals from Stock Compensation (and related earnings) shall be deemed invested in the HCC Stock Rate option. If, however, Company Stock ceases to be publicly traded, the Participant or Inactive Participant (or his Beneficiary in the event of his death) may direct the deemed investment of such portion of his Account(s) in accordance with subsection (b) below.
          (b)     Each Participant and Inactive Participant (and each Beneficiary in the event of the death of a Participant or Inactive Participant) shall be permitted to determine the manner in which amounts in his Account(s) attributable to deferrals from Cash Compensation (and, to the extent provided in subsection (a) above after Company Stock ceases to be publicly traded, amounts attributable to deferrals from Stock Compensation) (and related earnings) are deemed invested in the Prime Rate option, the HCC Stock Rate option, and the S&P Rate option by delivering an Investment Election to the Committee. The Investment Election shall specify the portion of such amounts in his Account(s) (in a whole percentage of the total balance of all such amounts) to which each such option applies. The same election must apply to all such amounts in the Account(s) of the Participant, Inactive Participant, or Beneficiary (as applicable). A Participant’s initial Investment Election shall be effective as of the date he becomes a Participant, provided the election is received by the Committee on or before such date. A subsequent Investment Election by a Participant or Inactive Participant (or Beneficiary of a deceased Participant or Inactive Participant) shall be effective as of the first day of the calendar quarter next following the date on which the election is received by the Committee (so that the election shall apply in determining earnings for the calendar quarter following the calendar quarter in which the election is received). An Investment Election shall remain in effect with respect to such amounts in the Account(s) of a Participant, Inactive Participant, or Beneficiary (as applicable) (including subsequent Contributions (if any) and earnings credited to the Account) until the effective date of a subsequent Investment Election (which may be filed by the Participant, Inactive Participant, or Beneficiary, as applicable, at any time). In the absence of an effective Investment Election with respect to all or a portion of such amounts in the Account(s) of a Participant, Inactive Participant, or Beneficiary (as applicable), such amounts (or such portion, as applicable) shall be deemed invested in the Prime Rate option.

ARTICLE 5
PAYMENT OF BENEFITS
          5.1     Time of Benefit Payment.
          (a)     Payment of the Account balance of a Participant or Inactive Participant shall commence at the time designated on the Deferral Election relating to that Account. If a Participant does not designate a time of payment on a Deferral Election, the Participant shall be deemed to have elected payment of the entire Account subject to such election on or as soon as administratively practicable after the first Valuation Date that is at least 30 days after Separation from Service, subject to Section 12.2. A Participant or Inactive Participant may not subsequently elect to defer the date of distribution elected or deemed elected on a Deferral Election.
          (b)     For purposes of this Article 5, a payment made as soon as administratively practicable after the specified Valuation Date for payment shall in any event be made within 90 days after such Valuation Date, and no Participant, Inactive Participant, or Beneficiary shall have a right to designate the taxable year of the administratively delayed payment.
          5.2     Form of Benefit Payment.
          (a)     Payment of the Account balance of a Participant or Inactive Participant shall occur in the Optional Form designated on the Deferral Election relating to that Account. If a Participant does not designate an Optional Form on a Deferral Election, the Participant shall be deemed to have elected payment of the entire Account subject to such election in the form of a single lump sum cash payment. A Participant or Inactive Participant may not subsequently elect to change the Optional Form elected or deemed elected on a Deferral Election.
          (b)     Each installment under an installment Optional Form shall be calculated by dividing the Account balance as of the preceding Valuation Date by the total number of installments remaining to be paid. Annual installments shall be paid on the designated payment date and each anniversary of that date. Quarterly installments shall be paid on the last day of each calendar quarter, commencing with the calendar quarter containing the designated payment date. For purposes of Code section 409A, the entitlement to a series of installment payments is treated as the entitlement to a single payment.
          (c)     Deferrals from Cash Compensation (and related earnings) shall be paid in cash. Deferrals from Stock Compensation (and related earnings) shall be paid in shares of Company Stock; provided, however, that (i) such amounts shall be paid in cash if Company Stock ceases to be publicly traded and (ii) any partial shares of Company Stock shall be paid in cash.
          5.3     Death. In the event of the death of a Participant or Inactive Participant, his Beneficiary shall be entitled to the entire value of all amounts credited to his Account(s). Payment of such death benefit shall occur in accordance with Sections 5.1 and 5.2. The Beneficiary may not elect to defer the date of distribution or change the form of payment of the distribution.
          (a)     A Participant or Inactive Participant may designate one or more Beneficiaries to receive any benefits payable under the Plan after the death of the Participant or Inactive Participant. A Participant or Inactive Participant may revoke or change a prior Beneficiary designation at any time prior to his death by filing a new Beneficiary designation with the Committee. To be effective, any Beneficiary designation or revocation of a Beneficiary designation must be in writing on a form acceptable to the Committee, must be signed by the Participant or Inactive Participant, and must be received by the Committee prior to the death of the Participant or Inactive Participant.
          (b)     Any designation of a person as a Beneficiary shall be deemed to be contingent upon the person’s surviving the Participant or Inactive Participant. Any designation of a class or group of Beneficiaries shall be deemed to be a designation of only those members of the class or group who are living at the time of the Participant’s or Inactive Participant’s death. Any designation of a trust as a Beneficiary shall be invalid if the trust is not in existence at the time of the Participant’s or Inactive Participant’s death. A Participant or Inactive Participant may designate (in the manner provided in subsection (a), above) one or more persons as a contingent Beneficiary or Beneficiaries to receive, upon the Participant’s or Inactive Participant’s death, the benefit that the primary Beneficiary would have received had the primary Beneficiary survived the Participant or Inactive Participant.

          (c)     If a Participant or Inactive Participant does not make an effective Beneficiary designation prior to death, or if all Beneficiaries (primary and contingent) designated by the Participant or Inactive Participant predecease him, the entire death benefit under this Section shall be paid to the Participant’s or Inactive Participant’s estate. If a Beneficiary dies after the Participant or Inactive Participant and after becoming entitled to a benefit hereunder, but before the designated payment date for such benefit, such benefit shall be paid to the Beneficiary’s estate.
          (d)     References hereunder to a benefit payable to or with respect to a Participant or Inactive Participant include any benefit payable to the Participant’s or Inactive Participant’s Beneficiary or estate, as applicable.
          5.4     Cashout of Small Benefits. If payment has commenced or is to commence under this Article 5 (including commencement to a Beneficiary after the death of a Participant or Inactive Participant), then notwithstanding any contrary election under Section 5.2, all remaining payments shall be accelerated and paid in the form of a single lump sum if the following requirements are satisfied as of the date of payment:
          (a)     the value of the aggregate benefit of the Participant or Inactive Participant under this Plan and all Other Plans does not exceed the applicable dollar amount under Code section 402(g)(1)(B) (as adjusted from time to time); and
          (b)     the accelerated lump sum payment (and payments made at the same time under any Other Plans) results in the termination and liquidation of the entirety of the Participant’s or Inactive Participant’s benefits under this Plan and all Other Plans.
ARTICLE 6
ADMINISTRATION OF THE PLAN
          6.1     The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Plan. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.
          6.2     The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee.
          6.3     The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
          6.4     The Committee shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation, and application of the Plan. All determinations of the Committee shall be conclusive and binding on all concerned.
          6.5     Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or an executive committee thereof; provided, however, that by resolution, the Board or an executive committee thereof may delegate to any officer of the Company the authority to take any actions hereunder, other than the power to amend or terminate the Plan.

ARTICLE 7
CLAIM REVIEW PROCEDURE
          7.1     The Committee shall automatically direct the distribution of all benefits to which a Claimant is entitled hereunder. In the event that a Claimant believes that he has been denied benefits to which he is entitled under the provisions of the Plan, the Committee shall, within 90 days after receiving a written request from the Claimant, provide to the Claimant written notice of the denial which shall set forth:
          (a)     the specific reason or reasons for the denial;
          (b)     specific references to pertinent Plan provisions on which the Committee based its denial;
          (c)     a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;
          (d)     a statement that the Claimant or his authorized representative may: (i) request a review upon written application to the Committee; (ii) review pertinent Plan documents; and (iii) submit issues and comments in writing;
          (e)     a statement that any appeal the Claimant wishes to make of the adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits and that failure to appeal the initial determination to the Committee in writing within such 60-day period will render the Committee’s determination final, binding, and conclusive; and
          (f)     the address to which the Claimant must forward any request for review.
          7.2     If the Claimant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of the claim is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days after the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within such 60-day period impracticable. In such case, notice of an extension shall be provided to the Claimant within the original 60-day period, and notice of a final decision regarding the denial of a claim for benefits will be provided within 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.
          7.3     A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan, including submission to mandatory arbitration in accordance with Section 11.7.
ARTICLE 8
LIMITATION OF RIGHTS
          The establishment of this Plan shall not be construed as giving any Participant or Inactive Participant or any person claiming by, through, or on behalf of a Participant or Inactive Participant, any legal, equitable or other rights against the Company, any Affiliate, or the respective officers, directors, employees, agents or shareholders of the Company or any Affiliate except as expressly provided herein, or as giving to any Participant, Inactive Participant, or Beneficiary, or any person claiming by, through, or on behalf of a Participant, Inactive Participant, or Beneficiary, any equity or other interest in the assets or business of the Company or any Affiliate or shares of stock of the Company or any Affiliate, or as giving any Participant or Inactive Participant the right to be retained in the employment of the Company or any of its Affiliates.

ARTICLE 9
FUNDING AND ASSIGNMENT
          9.1     No Assignment or Alienation of Benefits. Except as provided in Section 12.3(a), no benefits which shall be payable under the Plan to a Participant, Inactive Participant, or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefits shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Participant, Inactive Participant, or Beneficiary, nor shall they be subject to attachment or legal process for or against any person, except to the extent required by law.
          9.2     No Trust or Fund Created. All benefits under the Plan shall be paid from the general assets of the Company. Title to and beneficial ownership of any funds represented by an Account will at all times remain in the Company, and such funds will continue for all purposes to be a part of the general funds of the Company and may be used for any corporate purpose. No assets will be placed in trust or otherwise segregated from the general assets of the Company or any Affiliate for the payment of obligations hereunder. Nothing herein and no action taken hereunder requires or shall be construed to require the Company, any Affiliate, or the Committee to establish or maintain any fund or trust or to segregate any amount for the benefit of any Participant, Inactive Participant, or Beneficiary; creates a trust or fiduciary relationship of any kind between the Company and any Participant, Inactive Participant, Beneficiary, or other person; or shall create any right to, title or interest whatsoever in or to any assets of the Company or any Affiliate or any investment reserves, accounts, or funds that the Company or any Affiliate may purchase, establish, or accumulate to aid in providing benefits under the Plan.
          9.3     Unsecured Creditor Status. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
ARTICLE 10
AMENDMENT OR TERMINATION OF THE PLAN
          10.1     Amendment. The Company reserves the right at any time to amend the Plan in whole or in part by resolution of the Board. No amendment shall have the effect of retroactively decreasing a Participant’s or Inactive Participant’s Account or depriving any Participant, Inactive Participant, or Beneficiary of rights already accrued under the Plan unless the Participant or Inactive Participant (or a Beneficiary in the event of the death of the related Participant or Inactive Participant prior to the adoption of the amendment) consents to the amendment. In the event that the Company shall change its name, the Plan shall be deemed to be amended to reflect the name change without further action of the Company, and the language of the Plan shall be changed accordingly. No amendment may be made to the Plan except in accordance with this Section.
          10.2     Termination. The Company reserves the right at any time to terminate the Plan by resolution of the Board. No Contributions shall be credited to a Participant’s or Inactive Participant’s Account with respect to periods after the termination of the Plan, but the Account shall continue to be adjusted for deemed investment experience under Section 4.2. Except as provided in Section 12.3(d), the termination of the Plan shall not accelerate the payment of benefits under the Plan.
ARTICLE 11
GENERAL AND MISCELLANEOUS
          11.1     Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
          11.2     Construction. The section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. The word “including” and words of similar import when used in this Plan shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

          11.3     Governing Law. Except to the extent superseded by applicable Federal law, the validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas, without giving effect to conflict of laws principles thereof.
          11.4     Taxes.
            (a)     All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon a Participant, Inactive Participant, or Beneficiary which are required to be paid or withheld by the Plan, the Company, an Affiliate, or any fund from which such amounts are paid. Each Participant, Inactive Participant, or Beneficiary, as applicable, shall be responsible for the payment of all taxes relating to benefits accrued under or payable from the Plan, including (without limitation) income, excise, self-employment, payroll, Social Security, and Medicare taxes. To the extent taxes of a Participant, Inactive Participant, or Beneficiary must be withheld or paid by the Company or an Affiliate with respect to amounts not distributable from the Plan, the Participant, Inactive Participant, or Beneficiary (as applicable) shall pay such amount to the Company or Affiliate or shall permit the Company or Affiliate to withhold such amount from any other remuneration payable to the Participant, Inactive Participant, or Beneficiary (as applicable).
            (b)     If any action or omission by the Company or any Affiliate causes any benefit or payment under the Plan to be subject to an additional tax (including any additional interest) under Code section 409A(a)(1)(B), the Company shall pay a “tax gross-up” payment to each affected Participant or Inactive Participant in the amount necessary to pay such additional tax (including any additional interest) and to pay all Federal, state, and local income, excise, self-employment, and other taxes (including any additional taxes and interest under Code section 409A(a)(1)(B)) on such gross-up payment, such that the affected Participant or Inactive Participant retains, after the payment of all applicable taxes, the amount necessary to pay such additional tax (including interest) under Code section 409A(a)(1)(B). Such tax gross-up payment shall be paid to the affected Participant or Inactive Participant on or as soon as administratively practicable after the Valuation Date next following the date of such action or omission by the Company or any Affiliate and, in any event, shall be paid by the end of the taxable year of the affected Participant or Inactive Participant next following the taxable year in which the affected Participant or Inactive Participant remits such additional tax (including any additional interest).
          11.5     Waiver. Neither the failure nor any delay on the part of the Company, any Affiliate, or the Committee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to the Company, its Affiliates, or the Committee at law or in equity.
          11.6     Benefit Payments to Minors and Incompetents. Notwithstanding Section 9.1, whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or is determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.
          11.7     Arbitration. Subject to exhaustion of the administrative claim process under Article 7, any dispute controversy or claim arising out of or relating to this Plan or the breach thereof, which cannot be resolved by the Company, the Committee, and the Claimant, shall be submitted to final and binding arbitration.
            (a)     The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”). If the parties cannot agree on an arbitrator, a list of seven arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Claimant striking first. The cost of the arbitration will be shared equally by the Claimant and the Company. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Claimant’s participation in or benefits under the Plan. Such arbitration shall be held in Houston, Texas.
            (b)     Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof by the filing of a petition to enforce the award. Costs of filing may be recovered by the party that initiates such action to have the award enforced.

            (c)     The Company shall promptly reimburse the Claimant for all eligible, reasonable costs and expenses incurred in connection with any dispute, controversy, or claim submitted to binding arbitration in accordance with this Section in an amount up to, but not exceeding $250,000 per taxable year of the Claimant, unless the Participant’s or Inactive Participant’s Separation from Service was for cause, as determined by the Committee in its sole discretion, in which event the Claimant shall not be entitled to reimbursement unless and until it is determined he was terminated other than for cause. To be eligible for reimbursement under this subsection (c), (i) the expenses must be incurred during the period beginning on the Effective Date and ending on the date that is ten years after the Participant’s or Inactive Participant’s Separation from Service and (ii) the expenses must be submitted to the Committee for reimbursement within 90 days after the end of the taxable year of the Claimant in which the expenses were incurred. Amounts eligible for reimbursement shall be paid to the Claimant before the last day of the taxable year of the Claimant following the taxable year in which the expenses were incurred. The amount of expenses eligible for reimbursement during the Claimant’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year of the Claimant. The Claimant’s right to reimbursement under this subsection (c) may not be assigned, alienated, or exchanged for any other benefit.
          11.8     Notices. All notices or elections required by or made in accordance with this Plan shall be in writing and sent certified mail, return receipt requested, addressed as set forth below (or to any successor address for which notice is provided), or by delivering the same in person, or by transmission by facsimile to the number set forth below (or to any successor number for which notice is provided). Notice deposited in the United States Mail, mailed in the manner described herein above, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received.

If to a Participant or other Claimant:	To the Participant’s or other Claimant’s last know address on file with the Committee

If to the Committee:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Fax: (713) 462-2401
Attention: Compensation Committee
ARTICLE 12
COMPLIANCE WITH CODE SECTION 409A
          12.1     Interpretation. The Plan and the provisions of this Article 12 are intended to constitute good faith compliance with the requirements of Code section 409A and shall be construed and applied in accordance with such requirements. In the event of any conflict or inconsistency between the provisions of this Article 12 and any other provisions of the Plan, the provisions of this Article 12 shall be controlling.
          12.2     Delayed Payment to a Specified Employee. Payment to a Participant or Inactive Participant on account of Separation from Service pursuant to Section 5.1 shall be delayed to the extent required by Code section 409A(a)(2)(B)(i). Accordingly, if a Participant or Inactive Participant is a Specified Employee, any payments which the a Participant or Inactive Participant is otherwise entitled to receive under Section 5.1 on account of Separation from Service during the six-month period beginning on the date of the Participant’s or Inactive Participant’s Separation from Service shall be accumulated and paid effective as of the earlier to occur of (a) the first Valuation Date that occurs on or after the date that is six months after the date the Participant’s or Inactive Participant’s Separation from Service or (b) the first Valuation Date that is at least 30 days after the date of the Participant’s or Inactive Participant’s death. The Participant’s or Inactive Participant’s Account(s), including such delayed payments, shall be adjusted for investment experience in accordance with Section 4.2 while payment is delayed pursuant to his Section. Reimbursements under Sections 11.4(b) and 11.7(c) shall be subject to the provisions of this Section to the extent required by Code section 409A(a)(2)(B)(i).
          12.3     No Acceleration of Benefit Payments. Except as provided in this Section and Section 5.4 and notwithstanding anything herein to the contrary, the payment of benefits under the Plan shall not be accelerated in a manner that would cause such benefits to be includable in income under Code section 409A.
            (a)     The Committee may establish a procedure for the Plan to administer qualified domestic relations orders. Such procedure shall comply with the applicable requirements of ERISA Sections 206(d)(3) and 514(b)(7). The Committee

may approve immediate payment to an alternative payee (who is not the Participant or Inactive Participant) pursuant to the terms of a qualified domestic relations order, as defined under ERISA sections 206(d)(3) and 514(b)(7). Any such payment shall not be prohibited by Section 9.1 and shall not be subject to the limitation of Section 12.2.
            (b)     If a benefit hereunder is required to be included in the income of a Participant or Inactive Participant under Code section 409A as a result of the failure to comply with the requirements of Code section 409A, the benefit amount so includable shall be paid to the Participant or Inactive Participant as of the Valuation Date next following such compliance failure. This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay under Section 12.2.
            (c)     The Committee may accelerate the payment of amounts credited to a Participant’s or Inactive Participant’s Account (i) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government and (ii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law. Any such payment shall be made in a single lump sum cash payment to the Participant or Inactive Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Committee’s determination. Any such payment shall not be subject to the limitation of Section 12.2.
            (d)     The entire amount credited to a Participant’s or Inactive Participant’s Account shall be paid to the Participant if the Plan is terminated in accordance with Section 10.2 and the Committee determines that the requirements of Treasury Regulation 1.409A-3(j)(4)(ix) have been and will be satisfied in connection with such termination. Any such payment shall be made in a single lump sum cash payment to the Participant or Inactive Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Plan termination and the Committee’s determination. This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay under Section 12.2.
          12.4     Overall Compliance. To the extent any provision of this Plan or any omission from the Plan would (absent this Section 12.4) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 12.4 shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 12.4 or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

          IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by a duly authorized officer on this 30th day of August, 2007.

COMPANY

HCC INSURANCE HOLDINGS, INC.

By:	/s/ Frank J. Bramati

Title:	CEO

ATTEST:

/s/ Jay Simmons Corporate Secretary

[CORPORATE SEAL]